Exhibit 99.2

Peter T. Dietrich Senior Vice President & Chief Nuclear Officer

October 3, 2012

Elmo E. Collins, Regional Administrator, Region IV
U.S. Nuclear Regulatory Commission
1600 East Lamar Blvd.
Arlington, Texas 76011-4511

Subject:	Docket No. 50-361
Confirmatory Action Letter - Actions to Address Steam Generator Tube Degradation
San Onofre Nuclear Generating Station, Unit 2

References:	1. Letter from Mr. Peter T. Dietrich (SCE) to Mr. Elmo E. Collins (USNRC), dated
March 23, 2012, Steam Generator Return-to-Service Action Plan, San Onofre
Nuclear Generating Station

2. Letter from Mr. Elmo E. Collins (USNRC) to Mr. Peter T. Dietrich (SCE), dated
March 27, 2012, Confirmatory Action Letter 4-12-001, San Onofre Nuclear
Generating Station, Units 2 and 3, Commitments to Address Steam Generator
Tube Degradation

Dear Mr. Collins:

On March 23, 2012, Southern California Edison (SCE) submitted a letter (Reference 1) to the NRC describing actions it planned to take with respect to issues identified in the steam generator (SG) tubes of San Onofre Nuclear Generating Station (SONGS) Units 2 and 3. On March 27, 2012, the NRC responded by issuing a Confirmatory Action Letter (CAL) (Reference 2), describing the actions that the NRC and SCE agreed would be completed to address those issues and ensure safe operations. The purpose of this letter is to report the completion of the Unit 2 CAL actions, which are to be completed prior to entry of Unit 2 into Mode 2 (as defined in the SONGS technical specifications).

Completion of the Unit 2 CAL actions is summarized below. Detailed information demonstrating fulfillment of Actions 1 and 2 of the CAL is provided in SCE’s Unit 2 Return to Service Report which is included as Enclosure 2 of this letter. Enclosure 1 provides a list of new commitments identified in this letter.

P.O Box 128
San Clemente, CA 92672
(949) 368-6255 PAX 86255
Fax: (949) 368-6183
Pete.Dietrich@sce.com

Elmo E. Collins Regional Administrator U.S. Nuclear Regulatory Commission	-#PageNum#-	October 3, 2012

CAL ACTION 1:

“Southern California Edison Company (SCE) will determine the causes of the tube-to-tube interactions that resulted in steam generator tube wear in Unit 3, and will implement actions to prevent loss of integrity due to these causes in the Unit 2 steam generator tubes. SCE will establish a protocol of inspections and/or operational limits for Unit 2, including plans for a mid-cycle shutdown for further inspections.”

COMPLETION OF CAL ACTION 1:

SCE has determined the causes of tube-to-tube interactions that resulted in SG tube wear in Unit 3, as summarized below. In addition, SCE implemented actions to prevent loss of tube integrity due to these causes in the Unit 2 SGs and established a protocol of inspections and operational limits, including plans for a mid-cycle shutdown. These are summarized under CAL Action 2.

Causes of Tube-to-Tube Interactions in Unit 3

As noted in Reference 1, the SG tube wear that caused a Unit 3 SG tube to leak was the result of tube-to-tube interaction. This type of wear was confirmed to exist in a number of other tubes in the same region in both Unit 3 SGs. Subsequent inspections of the Unit 2 SGs found this type of wear also existed in a single pair of tubes (one contact location) in one of the two Unit 2 SGs (SG 2E-089).

To determine the cause of the tube-to-tube wear (TTW), SCE performed extensive inspections and analyses, and commissioned the assistance of experts in the fields of thermal-hydraulics and in SG design, manufacturing, operation, and maintenance. Based on the results of these inspections and analyses, SCE determined the cause of the TTW in the two Unit 3 SGs was fluid elastic instability (FEI), resulting from the combination of localized high steam velocity, high steam void fraction, and insufficient contact forces between the tubes and the anti-vibration bars (AVBs). The FEI caused vibration of SG tubes in the in-plane direction that resulted in TTW in a localized area of the SGs. Details of SCE’s investigation and cause evaluation are provided in Section 6 of Enclosure 2.

Corrective and Compensatory Actions, Inspections, and Operational Limits

To prevent loss of integrity due to FEI and TTW in Unit 2, SCE implemented corrective and compensatory actions and established a protocol of inspections and operational limits, including plans for a mid-cycle shutdown. These are described in CAL Action 2 below.

CAL ACTION 2:

“Prior to entry of Unit 2 into Mode 2, SCE will submit to the NRC in writing the results of your assessment of Unit 2 steam generators, the protocol of inspections and/or operational limits, including schedule dates for a mid-cycle shutdown for further inspections, and the basis for SCE’s conclusion that there is reasonable assurance, as required by NRC regulations, that the unit will operate safely.”

Elmo E. Collins Regional Administrator U.S. Nuclear Regulatory Commission	-#PageNum#-	October 3, 2012

COMPLETION OF CAL ACTION 2:

Assessment of Unit 2 Steam Generators

SCE evaluated the causes of TTW in the Unit 3 SGs and the applicability of those causes to Unit 2 and inspected the Unit 2 SGs for evidence of similar wear. SCE determined the TTW effects were much less pronounced in Unit 2 where two adjacent tubes were identified with TTW indications. The wear depth was less than 15% through-wall wear, which is below the threshold of 35% through-wall at which tube plugging is required. These two tubes are located in the same region of the SG as those with TTW in Unit 3. Given that the thermal hydraulic conditions are essentially the same in both units, the significantly lower level of TTW in Unit 2 has been attributed to manufacturing differences that resulted in greater contact between the tubes and AVBs in Unit 2, providing greater tube support. Details of SCE’s investigation and cause evaluation are provided in Section 6 of Enclosure 2.

Actions to Prevent Loss of Integrity due to TTW in Unit 2 SG Tubes Including Protocol of Inspections and Operational Limits

SCE has taken actions to prevent loss of Unit 2 SG tube integrity due to TTW including establishing a protocol of inspections and operational limits to provide assurance that Unit 2 will operate safely. These actions are summarized below, with details provided in Section 8 of Enclosure 2. The operational assessments performed to confirm the adequacy of these operational limits are described in Section 10 of Enclosure 2.

1.
SCE will administratively limit Unit 2 to 70% reactor power prior to a mid-cycle shutdown (Commitment 1). Limiting Unit 2 power to 70% significantly reduces the potential for FEI by reducing the steam velocity and void fraction. Further, at 70% power, SONGS SGs will operate within an envelope of steam velocity and void fraction that has resulted in successful operation of other SGs of similar design. Thus, limiting power to 70% ensures that loss of tube integrity due to FEI will not occur.

2.
SCE plugged the two tubes with TTW in Unit 2. As a preventive measure, additional tubes were plugged in the Unit 2 SGs. Tubes were selected for preventive plugging using correlations between wear characteristics in Unit 3 tubes and actual wear patterns found in Unit 2 tubes. Removing these tubes from service will prevent any further wear of these tubes from challenging tube integrity.

3.
SCE will shut down Unit 2 for a mid-cycle SG inspection outage within 150 cumulative days of operation at or above 15% power (Commitment 2). This shortened inspection interval will ensure that any potential tube wear will not challenge the structural integrity of the in-service tubes. The protocol for mid-cycle inspections is provided in Section 8.3 of Enclosure 2.

To ensure that these actions are effective in preventing a loss of tube integrity due to FEI, SCE retained the experience and expertise of AREVA NP, Westinghouse Electric Company LLC, and Intertek/APTECH. These companies routinely perform operational assessments (OAs) of SGs for the U.S. nuclear industry. AREVA and Westinghouse also have extensive steam generator design experience. These companies were chartered with developing independent OAs using different methodologies to evaluate whether, under the operational limits imposed by SCE, SG tube integrity will be maintained until the next SG inspection. Each of these independent OAs

Elmo E. Collins Regional Administrator U.S. Nuclear Regulatory Commission	-#PageNum#-	October 3, 2012

demonstrates that operating at 70% power will prevent loss of tube integrity due to TTW beyond the 150 cumulative day inspection interval.

The actions to operate at reduced power and shut down for a mid-cycle inspection within 150 cumulative days of operation are interim compensatory actions. SCE will reevaluate these actions during the mid-cycle inspection based on the data obtained during the inspections. In addition, SCE has established a project team to develop and implement a long term plan for repairing the SGs.

Defense-in-depth measures were developed to provide increased safety margin in the unlikely event of tube-to-tube degradation in the Unit 2 SGs during operation at 70% power. These actions, identified in Section 9 of Enclosure 2, will facilitate early detection of a SG tube leak and ensure immediate and appropriate plant operator and management response.

Basis for Conclusion of Reasonable Assurance

SCE has evaluated the causes of TTW in the Unit 3 SGs and, as described in response to CAL Action 2 above, has completed corrective and compensatory actions in Unit 2 to prevent loss of tube integrity due to these causes. Tubes within regions of the Unit 2 SGs that might be susceptible to FEI have been plugged. In addition, as described in response to CAL Action 2 above, SCE has established operational limits to ensure that thermal-hydraulic conditions associated with FEI are not present in the SGs. Specifically, operation of Unit 2 will be administratively limited to 70% power. Within 150 cumulative days of operation at or above 15% power, Unit 2 will be shut down for inspection to confirm the condition of the SG tubes. The analysis and OAs performed by SCE and independent industry experts demonstrate that under these conditions, tube integrity will be maintained. On this basis, SCE concludes that Unit 2 will operate safely.

We understand that the NRC will conduct inspections at SONGS to confirm the bases for the above information.

Please call me or Mr. Richard St. Onge at (949) 368-6240 should you require any further information.

Sincerely,

/s/ Peter T. Dietrich

Enclosures:    1. List of Commitments
2. Unit 2 Return to Service Report

cc:	NRC Document Control Desk
R. Hall, NRC Project Manager, San Onofre Units 2 and 3
G. G. Warnick, NRC Senior Resident Inspector, San Onofre Units 2 and 3
R. E. Lantz, Branch Chief, Division of Reactor Projects, Region IV

ENCLOSURE 1

List of Commitments

Enclosure 1
List of Commitments

This table identifies actions discussed in this letter that Southern California Edison commits to perform. Any other actions discussed in this submittal are described for the NRC’s information and are not commitments.

	Description of Commitment	Scheduled Completion Date
1	Prior to a mid-cycle shutdown of Unit 2, SCE will administratively limit operation of Unit 2 to 70% power (refer to cover letter, Completion of CAL Action 2).	mid-cycle shutdown of Unit 2
2
SCE will shut down Unit 2 for a mid-cycle steam generator (SG) inspection outage. During this outage, inspections of
Unit 2 SG tubes will be performed to confirm the effectiveness of the corrective and compensatory actions taken to address tube-to-tube wear in the Unit 2 SGs. (refer to cover letter, Completion of CAL Action 2).

within 150 cumulative days of operation at or above 15% power
3
SCE will install a temporary N-16 radiation detection system (refer to Enclosure 2, Section 9.2). The temporary N-16 detectors will be located on the Unit 2 main steam lines and be capable of detecting an increase in steam line activity.

prior to Unit 2 entry into Mode 2
4
SCE Plant Operators will receive training on use of the new detection tools for early tube leak identification and on lessons learned from response to the January 31, 2012, Unit 3 shutdown due to a steam generator (SG) tube leak (refer to Enclosure 2, Section 9.4.2).

prior to Unit 2 entry into Mode 2
5
SCE will upgrade the Unit 2 Vibration and Loose Part Monitor System (refer to Enclosure 2, Section 11.1). The new system will provide additional monitoring capabilities for steam generator secondary side noise.

prior to Unit 2 entry into Mode 2
6	SCE will install analytic and diagnostic software (GE Smart Signal) utilizing existing instrumentation (refer to Enclosure 2, Section 11.2).	prior to Unit 2 entry into Mode 2